CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement Nos. 333-130820 and 811-08183 of the Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 23, 2007 on the financial statements of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company and our report dated March 29, 2007 on the financial statements of First Great-West Life & Annuity Insurance Company which reports express an unqualified opinion on the financial statements and our report dated March 9, 2006 on the financial statements of First Great-West Life & Annuity which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the 2004 financial statements having been restated to give effect to the merger of First Great-West Life & Annuity Insurance Company and Canada Life Insurance Company of New York which has been accounted for as a business combination in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations,” appearing in the Statement of Additional Information and to the reference to us under the headings “Condensed Financial Information” and “Independent Registered Public Accounting Firm” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statements.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Denver, Colorado

April 20, 2007